Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS STRONG FOURTH QUARTER 2019 RESULTS
Same Store Sales of 1.6%, Two Year Same Store Sales of 10.7%
Double Digit Revenue Growth via Retail Partner Model
Diluted EPS $0.72; Non-GAAP Diluted EPS $0.58, up 66%
__________________________________________________________
Plano, Texas, February 24, 2020 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended December 31, 2019.
“We're very pleased with fourth quarter results and excited about prospects to grow revenues and earnings in 2020." said Mitch Fadel, Chief Executive Officer of Rent-A-Center. "We've accomplished a great deal to improve financial performance and position the Company for further growth as the lease-to-own sector evolves. We intend to build on our momentum in 2020 with a strategy to significantly grow the virtual business, maintain strong profitability and continue to enhance the Rent-A-Center customer experience."
Mr. Fadel continued, “We launched an integrated retail partner offering under the Preferred Lease brand to start the year, and we're focused on driving profitable sales by maximizing retail partners' opportunity to grow revenue using our flexible, differentiated offering. Our model has momentum, with 11 percent revenue growth and 35 percent invoice volume growth in the quarter driven by organic expansion and strong performance in Merchants Preferred. A new leader of national accounts supplemented by recent additions to our board has advanced our virtual strategy and positioned us to significantly expand invoice volume in our retail partner business."
"We also achieved our eighth consecutive quarter of positive same store sales in the core business, with a significant increase in the adjusted EBITDA margin in the quarter. Our lease portfolio continued to expand throughout 2019 and we are confident in our ability to sustain positive comparable store sales in 2020. We're encouraged by our e-commerce performance and have a number of initiatives underway to increase digital revenues and leverage our store base for final mile delivery," concluded Mr. Fadel.
Federal Trade Commission Update
The Company entered into an agreement with the Federal Trade Commission (subject to a 30-day comment period) resolving the Civil Investigative Demand received in April 2019 related to the purchase and sale of customer lease agreements among Rent-A-Center, Aaron's and Buddy's. There are no fines, penalties, admission of wrongdoing, fault or liability on the part of the Company. The settlement permits the Company to continue purchasing and selling customer lease agreements. This inquiry was entirely unrelated to the FTC's investigation of Aaron's Progressive segment and the large proposed settlement announced last week by Aaron's. We have a long history of working with the FTC and other regulatory bodies to ensure customers clearly understand the key distinctions in our transaction that provide flexibility and added value and we will continue to do so. We have no additional inquiries from the FTC at this time.
Consolidated Results
To reflect the Company's strategic focus, the Company will now report results for our retail partner business under the Preferred Lease segment (formerly Acceptance Now), which includes our virtual, staffed and hybrid offerings; and the Rent-A-Center Business segment (formerly Core U.S.), for our corporate owned stores in the U.S. and our e-commerce platform through rentacenter.com. These results will be provided in addition to the Company's existing Mexico, Franchise and Corporate segments. Results for the fourth quarter of 2019 are Non-GAAP excluding special items and compared to the fourth quarter of last year unless otherwise noted.
On a consolidated basis, total revenues of $667.9 million increased 0.9 percent, driven by a consolidated same store sales increase of 1.6 percent partially offset by refranchising approximately 100 locations in the past twelve months and the closures of certain Rent-A-Center stores. Excluding effects on revenues resulting from the refranchising efforts, revenues increased 2.4 percent. As a result of our debt refinancing in August 2019, net interest expense decreased $5.3 million versus the prior year. Net earnings and diluted earnings per share, on a GAAP basis, were $40.5 million and $0.72 compared to net earnings and diluted earnings per share of $1.7 million and $0.03 in the fourth quarter of 2018.
Special items in the fourth quarter of $19.4 million were primarily driven by a gain related to the sale of the Company's corporate headquarters.

The Company's Non-GAAP fourth quarter diluted earnings per share were $0.58 compared to $0.35 in the fourth quarter of 2018, an increase of 66.4 percent. The Company generated $48.4 million in operating profit in the fourth quarter compared to $32.3 million in the fourth quarter of 2018, an increase of 50.0 percent. Adjusted EBITDA in the fourth quarter was $63.7 million compared to $49.0 million in the fourth quarter of 2018, an increase of 30.2 percent.
For the twelve months ended December 31, 2019, the Company generated $215.4 million of cash from operations. The Company ended the fourth quarter with $70.5 million of cash and cash equivalents and outstanding indebtedness of $240 million, down $20 million from the end of the third quarter. The Company's net debt to adjusted EBITDA ratio ended the fourth quarter at 0.7 times compared to 2.1 times as of the end of the fourth quarter 2018.
The Rent-A-Center Board of Directors declared a cash dividend of $0.29 per share for the first quarter of 2020, which was paid out on January 29, 2020.
Preferred Lease Segment (formerly Acceptance Now)
Fourth quarter revenues of $191.9 million increased 10.8 percent. Invoice volume increased 35.1 percent, driven by strong performance from Acceptance Now, a 2.1 percent increase in same store sales, and the addition of the Merchants Preferred virtual solution. Operating profit was $17.1 million in the fourth quarter. Adjusted EBITDA was $17.6 million, and as a percent of revenue decreased 460 basis points versus the prior year driven by a higher mix of virtual locations and investments to support expected revenue growth.
Rent-A-Center Business Segment (formerly Core U.S.)
Fourth quarter revenues of $438.8 million decreased 6.0 percent driven by the refranchising of approximately 100 locations in the past 12 months and rationalization of the Rent-A-Center store base, partially offset by a same store sales increase of 1.2 percent. As a percent of revenue, skip/stolen losses were 4.1 percent, flat sequentially with the third quarter of 2019 and 40 basis points higher versus the prior year. Operating profit was $66.9 million and as a percent of revenue increased 530 basis points versus the prior year, driven by lower supply chain expenses and an increase in vendor marketing contributions. Adjusted EBITDA was $72.1 million and as a percent of total revenue increased 520 basis points versus the prior year.
Franchising Segment
Fourth quarter revenues of $23.5 million increased due to higher store count with approximately 100 locations refranchised in the past 12 months and higher inventory purchases by our franchisees. Operating profit was $2.5 million and as a percent of total revenue increased 330 basis points versus the prior year.
Mexico Segment
Fourth quarter revenues increased 6.6 percent on a constant currency basis. Operating profit was $1.5 million and as a percent of total revenue increased 840 basis points versus the prior year.
Corporate Segment
Fourth quarter expenses increased $1.2 million and as a percent of revenue increased 10 basis points versus the prior year, driven by performance based compensation.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Preferred Lease(2)	Mexico	Total
Three Months Ended December 31, 2019 (1)	1.2%	2.1%	7.6%	1.6%
Three Months Ended September 30, 2019 (1)	3.7%	6.2%	8.1%	4.5%
Three Months Ended December 31, 2018 (1)	8.8%	9.6%	13.8%	9.1%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
(2) Preferred Lease segment same store sales does not include virtual locations

2020 Guidance (1)
The Company is providing the following guidance for its 2020 fiscal year, reflecting the ongoing execution of our strategic plan.
Consolidated

•	Revenues of $2.755 to $2.875 billion

•	Adjusted EBITDA of $255 to $285 million

•	Non-GAAP diluted earnings per share of $2.45 to $2.85

•	Capital Expenditures of $40 to $45 million

•	Free cash flow of $105 million to $135 million (2)
Preferred Lease Segment (formerly Acceptance Now)

•	Revenues of $860 to $910 million

•	Adjusted EBITDA of $95 to $105 million
Rent-A-Center Business Segment (formerly Core U.S.)

•	Revenues of $1.755 to $1.825 billion, including Same Store Sales increases in the low single digits

•	Adjusted EBITDA of $265 to $285 million

(1) Guidance does not include the impact of new franchising transactions
(2) Free cash flow defined as net cash provided by operating activities less purchase of property assets (reference table 3).
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the fourth quarter of 2019 related to the sale of our corporate headquarters, store closures, state tax audit assessments, other litigation settlements, transaction fees for the Merchants Preferred acquisition, and cost savings initiatives and in the full year 2019 these same items as well as debt refinancing charges. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read together with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of adjusted EBITDA and Free Cash Flow to the most comparable GAAP measures are provided in Tables 3 and 4, below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's credit agreements. The Company believes that presentation of Free Cash Flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Reconciliation of net earnings to net earnings excluding special items:

Table 2	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019		2018		2019		2018
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net earnings	$40,491	$0.72	$1,664	$0.03	$173,546	$3.10	$8,492	$0.16
Special items, net of taxes:
Other charges (1)	(13,777)	(0.24)	14,500	0.26	(46,725)	(0.83)	45,725	0.83
Debt refinancing charges	—	—	373	0.01	1,470	0.03	373	0.01
Discrete income tax items(2)	6,009	0.10	2,567	0.05	(3,194)	(0.06)	3,244	0.06
Net earnings excluding special items	$32,723	$0.58	$19,104	$0.35	$125,097	$2.24	$57,834	$1.06
(1) Other charges for the three months ended December 31, 2019 primarily includes financial impacts, net of tax, related to the sale of our corporate headquarters, store closures, state tax audit assessments, other litigation settlements, transaction fees for the Merchants Preferred acquisition, and cost savings initiatives. Other charges for the three months ended December 31, 2018 primarily includes financial impacts, net of tax, related to cost savings initiatives, incremental legal and advisory fees, store closures, capitalized software write-downs, and hurricane damage. Charges related to store closures are primarily comprised of losses on leased merchandise, lease impairments, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
(2) Includes the reversal of previously recorded reserves for uncertain tax positions due to the lapse of the statute of limitations for certain years in certain jurisdictions.

Reconciliation of net cash provided by operations to free cash flow:

Table 3	Twelve Months Ended December 31,
(In thousands)	2019	2018
Net cash provided by operating activities	$215,416	$227,505
Purchase of property assets	(21,157)	(27,962)
Hurricane insurance recovery proceeds	1,113	—
Free cash flow	$195,372	$199,543

Proceeds from sale of stores	$69,717	$25,317
Acquisitions of businesses	(28,915)	(2,048)
Free cash flow including acquisitions and divestitures	$236,174	$222,812
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 25, 2020, at 8:30 a.m. ET. For a live webcast of the call, visit https://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A lease-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible lease purchase agreements with no long-term obligation. The Company owns and operates approximately 2,100 stores in the United States, Mexico, and Puerto Rico, and approximately 1,000 Preferred Lease staffed locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 370 lease-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; capital market conditions, including availability of funding sources for the Company; changes in the Company's credit ratings; difficulties encountered in improving the financial and operational performance of the Company's business segments; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management systems; the Company's ability to take advantage of merger and acquisition opportunities consistent with its strategies; the Company's ability to realize the strategic benefits from acquisitions to successfully integrate acquired businesses and their operations which may be more difficult, time-consuming or costly than expected and to retain key employees at acquired businesses including in respect of the acquisition of Merchants Preferred in August 2019; risks related to the Company's virtual lease-to-own business; including the Company's ability to continue to develop and successfully implement the necessary technologies; the Company's ability to achieve the benefits expected from its recently announced integrated retail preferred offering, Preferred Lease, including its ability to integrate its historic retail partner business (Acceptance Now) and the Merchants Preferred business under the Preferred Lease offering; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brands; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new, and collect on, its lease purchase agreements; changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's businesses; the Company's compliance with applicable statutes or regulations governing its businesses; changes in interest rates; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; litigation or administrative proceedings to which the Company is or may be a party to from time to time; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended December 31,
	2019		2019	2018		2018
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$667,862		$667,862	$661,750		$661,750
Operating profit	48,414	(1)	67,834	32,283	(3)	13,624
Net earnings	32,723	(1)(2)	40,491	19,104	(3)(4)	1,664
Diluted earnings per common share	$0.58	(1)(2)	$0.72	$0.35	(3)(4)	$0.03
Adjusted EBITDA	$63,730		$63,730	$48,955		$48,955
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$43,764	(1)	$63,184	$22,368	(3)	$3,234
Add back:
Other charges	—		(19,420)	—		18,659
Debt refinancing charges	—		—	—		475
Interest expense, net	4,650		4,650	9,915		9,915
Depreciation, amortization and impairment of intangibles	15,316		15,316	16,672		16,672
Adjusted EBITDA	$63,730		$63,730	$48,955		$48,955
(1) Excludes the effects of approximately $19.4 million of pre-tax gains, primarily including a $21.8 million gain on the sale of our corporate headquarters, partially offset by $1.3 million related to store closure costs, $0.5 million related to state tax audit assessments, $0.3 million related to other litigation settlements, $0.2 million in transaction fees for the Merchants Preferred acquisition, and $0.1 million related to cost savings initiatives. These charges decreased net earnings and net earnings per diluted share for the three months ended December 31, 2019, by approximately $13.8 million and $0.24, respectively.
(2) Excludes the effects of $6.0 million of discrete income tax adjustments.
(3) Excludes the effects of approximately $18.7 million of pre-tax charges including $12.3 million related to cost savings initiatives, $4.3 million in incremental legal and advisory fees, $0.9 million related to store closure costs, $0.8 million in capitalized software write-downs, and $0.4 million related to the 2018 hurricanes. These charges increased net earnings and net earnings per diluted share for the three months ended December 31, 2018, by approximately $14.5 million and $0.26, respectively.
(4) Excludes the effects of $2.6 million of discrete income tax adjustments and $0.5 million of pre-tax debt refinancing charges that increased net earnings per diluted share for the three months ended December 31, 2018, by approximately $2.9 million and $0.06, respectively.

Table 5	Twelve Months Ended December 31,
	2019		2019	2018		2018
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$2,669,852		$2,669,852	$2,660,465		$2,660,465
Operating profit	193,131	(1)	253,859	115,461	(3)	56,137
Net earnings	125,097	(1)(2)	173,546	57,834	(3)(4)	8,492
Diluted earnings per common share	$2.24	(1)(2)	$3.10	$1.06	(3)(4)	$0.16
Adjusted EBITDA	$254,235		$254,235	$184,407		$184,407
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$165,223	(1)	$223,783	$73,640	(3)	$13,841
Add back:
Other charges	—		(60,728)	—		59,324
Debt refinancing charges	—		2,168	—		475
Interest expense, net	27,908		27,908	41,821		41,821
Depreciation, amortization and impairment of intangibles	61,104		61,104	68,946		68,946
Adjusted EBITDA	$254,235		$254,235	$184,407		$184,407
(1) Excludes the effects of approximately $60.7 million of pre-tax gains, primarily including $92.5 million related to the merger termination settlement, $21.8 million gain on the sale of our corporate headquarters, and $1.1 million of insurance proceeds related to the 2017 hurricanes, partially offset by $20.1 million in merger termination and other incremental legal and professional fees, $13.0 million related to the Blair class action settlement, $10.2 million related to cost savings initiatives, $7.3 million related to store closure costs, $2.4 million related to state tax audit assessments, $1.4 million in transaction fees for the Merchants Preferred acquisition, and $0.3 million related to other litigation settlements. These gains decreased net earnings and net earnings per diluted share for the twelve months ended December 31, 2019, by approximately $46.7 million and $0.83, respectively.
(2) Excludes the effects of $3.2 million of discrete income tax adjustments and $2.2 million of pre-tax debt refinancing charges that decreased net earnings per diluted share for the twelve months ended December 31, 2019, by approximately $1.7 million and $0.03, respectively.
(3) Excludes the effects of approximately $59.3 million of pre-tax charges including $30.4 million related to cost savings initiatives, $16.4 million in incremental legal and advisory fees, $11.6 million related to store closure costs, $1.2 million in capitalized software write-downs, and $(0.3) million related to 2018 and 2017 hurricane impacts. These charges increased net earnings and net earnings per diluted share for the twelve months ended December 31, 2018, by approximately $45.7 million and $0.83, respectively.
(4) Excludes the effects of $3.2 million of discrete income tax adjustments and $0.5 million of pre-tax debt refinancing charges that increased net earnings per diluted share for the twelve months ended December 31, 2018, by approximately $3.6 million and $0.07, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 6	December 31,
(In thousands)	2019	2018
Cash and cash equivalents	$70,494	$155,391
Receivables, net	84,123	69,645
Prepaid expenses and other assets	46,043	51,352
Rental merchandise, net
On rent	697,270	683,808
Held for rent	138,418	123,662
Operating lease right-of-use assets	281,566	—
Goodwill	70,217	56,845
Total assets	1,582,798	1,396,917

Operating lease liabilities	$285,041	$—
Senior debt, net	230,913	—
Senior notes, net	—	540,042
Total liabilities	1,123,835	1,110,400
Stockholders' equity	458,963	286,517

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 7	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands, except per share data)	2019		2018		2019		2018
Revenues
Store
Rentals and fees	$558,573		$565,163		$2,224,402		$2,244,860
Merchandise sales	63,766		64,968		304,630		304,455
Installment sales	20,776		20,113		70,434		69,572
Other	1,833		2,005		4,795		9,000
Total store revenues	644,948		652,249		2,604,261		2,627,887
Franchise
Merchandise sales	18,828		6,438		49,135		19,087
Royalty income and fees	4,086		3,063		16,456		13,491
Total revenues	667,862		661,750		2,669,852		2,660,465
Cost of revenues
Store
Cost of rentals and fees	161,877		156,008		634,878		621,860
Cost of merchandise sold	69,006		72,657		319,006		308,912
Cost of installment sales	7,250		7,223		23,383		23,326
Total cost of store revenues	238,133		235,888		977,267		954,098
Franchise cost of merchandise sold	18,591		6,298		48,514		18,199
Total cost of revenues	256,724		242,186		1,025,781		972,297
Gross profit	411,138		419,564		1,644,071		1,688,168
Operating expenses
Store expenses
Labor	156,875		169,879		630,096		683,422
Other store expenses	153,721		164,765		617,106		656,894
General and administrative expenses	36,812		35,965		142,634		163,445
Depreciation and amortization	15,316		16,672		61,104		68,946
Other charges	(19,420)	(1)	18,659	(3)	(60,728)	(5)	59,324	(7)
Total operating expenses	343,304		405,940		1,390,212		1,632,031
Operating profit	67,834		13,624		253,859		56,137
Debt refinancing charges	—		475		2,168		475
Interest expense	4,817		10,306		31,031		42,968
Interest income	(167)		(391)		(3,123)		(1,147)
Earnings before income taxes	63,184		3,234		223,783		13,841
Income tax expense	22,693	(2)	1,570	(4)	50,237	(6)	5,349	(8)
Net earnings	$40,491		$1,664		$173,546		$8,492
Basic weighted average shares	54,730		53,521		54,325		53,471
Basic earnings per common share	$0.74		$0.03		$3.19		$0.16
Diluted weighted average shares	56,571		54,967		55,955		54,542
Diluted earnings per common share	$0.72		$0.03		$3.10		$0.16
(1) Includes pre-tax gains of approximately $21.8 million related to the sale of our corporate headquarters, partially offset by $1.3 million related to store closure costs, $0.5 million related to state tax audit assessments, $0.3 million related to other litigation settlements, $0.2 million in transaction fees for the Merchants Preferred acquisition, and $0.1 million related to cost savings initiatives.
(2) Includes $6.0 million of discrete income tax adjustments.
(3) Includes pre-tax charges of $12.3 million related to cost savings initiatives, $4.3 million in incremental legal and advisory fees, $0.9 million related to store closure costs, $0.8 million in capitalized software write-downs, and $0.4 million related to the 2018 hurricanes.
(4) Includes $2.6 million of discrete income tax adjustments.

(5) Includes pre-tax gains of approximately $92.5 million related to the merger termination settlement, $21.8 million gain on the sale of our corporate headquarters, and $1.1 million of insurance proceeds related to the 2017 hurricanes, partially offset by $20.1 million in merger termination and other incremental legal and professional fees, $13.0 million related to the Blair class action settlement, $10.2 million related to cost savings initiatives, $7.3 million related to store closure costs, $2.4 million related to state tax audit assessments, $1.4 million in transaction fees for the Merchants Preferred acquisition, and $0.3 million related to other litigation settlements.
(6) Includes $3.2 million of discrete income tax adjustments.
(7) Includes pre-tax charges of $30.4 million related to cost savings initiatives, $16.4 million in incremental legal and advisory fees, $11.6 million related to store closure costs, $1.2 million in capitalized software write-downs, $0.6 million for 2018 hurricane damages, and $(0.9) million related to the 2017 hurricanes.
(8) Includes $3.2 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Revenues
Rent-A-Center Business	$438,836	$466,631	$1,800,486	$1,855,712
Preferred Lease	191,863	173,127	749,260	722,562
Mexico	13,694	12,491	53,960	49,613
Franchising	23,469	9,501	66,146	32,578
Total revenues	$667,862	$661,750	$2,669,852	$2,660,465

Table 9	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Gross profit
Rent-A-Center Business	$309,761	$324,578	$1,255,153	$1,299,809
Preferred Lease	86,977	83,175	333,798	339,616
Mexico	9,522	8,608	37,488	34,364
Franchising	4,878	3,203	17,632	14,379
Total gross profit	$411,138	$419,564	$1,644,071	$1,688,168

Table 10	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands)	2019		2018		2019		2018
Operating profit
Rent-A-Center Business	$65,553	(1)	$32,652	(4)	$235,964	(7)	$147,787	(11)
Preferred Lease	16,989	(2)	23,086	(5)	83,066	(8)	93,951	(12)
Mexico	1,451		299		5,357	(9)	2,605	(13)
Franchising	2,489		698		7,205		4,385
Total segments	86,482		56,735		331,592		248,728
Corporate	(18,648)	(3)	(43,111)	(6)	(77,733)	(10)	(192,591)	(14)
Total operating profit	$67,834		$13,624		$253,859		$56,137
(1) Includes approximately $1.4 million of pre-tax charges primarily related to $1.3 million in store closure costs, $0.2 million in cost savings initiatives, partially offset by $0.1 million of insurance proceeds related to the 2017 hurricanes.
(2) Includes approximately $0.1 million of pre-tax charges primarily related to cost savings initiatives.
(3) Includes approximately $20.9 million of pre-tax gains primarily related to $21.8 million gain on sale of our corporate headquarters, and $(0.1) million in cost savings initiatives, partially offset by $0.5 million in state tax audit assessments, $0.3 million for other litigation settlements, and $0.2 million in transaction fees for the Merchants Preferred acquisition.
(4) Includes approximately $13.6 million of pre-tax charges primarily related to $12.3 million for cost savings initiatives, $0.1 million in capitalized software write-downs, and $0.3 million related to 2018 hurricane impacts.
(5) Includes approximately $0.4 million of pre-tax charges primarily related to capitalized software write-downs.
(6) Includes approximately $4.7 million of pre-tax charges primarily related to $4.3 million for incremental legal and advisory fees, and $0.4 million in capitalized software write-downs.
(7) Includes approximately $14.2 million of pre-tax charges primarily related to $7.2 million in store closure costs, and $8.1 million in cost savings initiatives, partially offset by a credit of $1.1 million for insurance proceeds related to the 2017 hurricanes.
(8) Includes approximately $0.5 million of pre-tax charges primarily related to cost savings initiatives.
(9) Includes approximately $0.1 million of pre-tax charges primarily related to store closure costs.
(10) Includes approximately $75.5 million of pre-tax gains primarily related to $92.5 million for the merger termination settlement, $21.8 million for the sale of our corporate headquarters, partially offset by $20.1 million in merger termination and other incremental legal and professional fees, $13.0 million related to the Blair class action settlement, $2.4 million for the state tax audit assessments, $1.6 million for cost savings initiatives, $1.4 million in transaction fees for the Merchants Preferred acquisition, and $0.3 million for other litigation settlements.
(11) Includes approximately $31.7 million of pre-tax charges primarily related to $20.2 million for cost savings initiatives, $11.7 million for store closure costs, $0.5 million related to 2018 hurricane impacts, $0.1 million in capitalized software write-downs, and $(0.8) million related to 2017 hurricane impacts.
(12) Includes approximately $5.3 million of pre-tax charges primarily related to $3.5 million for cost savings initiatives, $2.2 million in capitalized software write-downs, and $(0.4) million for store closure adjustments.
(13) Includes approximately $0.3 million of pre-tax charges primarily related to store closure costs.

(14) Includes approximately $22.0 million of pre-tax charges primarily related to $16.4 million for incremental legal and advisory fees, $6.7 million for cost savings initatives, $0.4 million in capitalized software write-downs, and $(1.5) million related to a favorable contract termination settlement.

Table 11	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Depreciation and amortization
Rent-A-Center Business	$5,203	$6,084	$20,822	$25,566
Preferred Lease	493	389	1,533	1,677
Mexico	84	167	401	1,006
Franchising	3	39	45	172
Total segments	5,783	6,679	22,801	28,421
Corporate	9,533	9,993	38,303	40,525
Total depreciation and amortization	$15,316	$16,672	$61,104	$68,946

Table 12	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Capital expenditures
Rent-A-Center Business	$4,661	$4,372	$10,255	$17,173
Preferred Lease	16	47	141	203
Mexico	107	144	172	295
Total segments	4,784	4,563	10,568	17,671
Corporate	4,363	908	10,589	10,291
Total capital expenditures	$9,147	$5,471	$21,157	$27,962

Table 13	On Lease at December 31,		Held for Lease at December 31,
(In thousands)	2019	2018	2019	2018
Lease merchandise, net
Rent-A-Center Business	$411,482	$424,829	$131,086	$117,294
Preferred Lease	268,845	242,978	1,254	1,207
Mexico	16,943	16,001	6,078	5,161
Total lease merchandise, net	$697,270	$683,808	$138,418	$123,662

Table 14	December 31,
(In thousands)	2019	2018
Assets
Rent-A-Center Business	$953,151	$714,914
Preferred Lease(1)	357,859	312,151
Mexico	33,707	29,321
Franchising	11,095	4,287
Total segments	1,355,812	1,060,673
Corporate	226,986	336,244
Total assets	$1,582,798	$1,396,917
(1) Includes $13.4 million of goodwill recorded in 2019 related to the acquisition of Merchants Preferred.